CARDERO RESOURCE CORP.
2009 ANNUAL GENERAL MEETING	Notice of Annual General Meeting of Shareholders Management Information Circular
Place:	Port of Singapore Room, 3rd Floor The Renaissance Vancouver Hotel Harbourside 1133 West Hastings Street Vancouver, British Columbia
Time:	2:00 p.m.
Date:	Thursday, March 26, 2009

CARDERO RESOURCE CORP.

CORPORATE DATA	Head Office Suite 1920 – 1188 West Georgia Street Vancouver, British Columbia CANADA V6E 4A2 Telephone:604-408-7488 Toll Free:1-888-770-7488 Facsimile:604-408-7499 Web Site:www.cardero.com
Directors Hendrik Van Alphen Leonard Harris Lawrence Talbot Murray Hitzman Stephan Fitch

Officers

Hendrik Van Alphen, President & CEO

Michael W. Kinley, CFO

Marla Ritchie, Corporate Secretary

Lawrence Talbot, Vice President & General Counsel

Keith Henderson, Vice-President, Exploration

Mark Cruise, Vice-President, Business Development

Registrar & Transfer Agent Computershare Investor Services Inc. 3rd Floor, 510 Burrard Street Vancouver, British Columbia V6C 3B9
	Legal Counsel Gowling Lafleur Henderson LLP Suite 2300, Four Bentall Centre P.O. Box 49122, 1055 Dunsmuir Street Vancouver, British Columbia V7X 1J1	Dorsey & Whitney LLP 1420 Fifth Avenue, Suite 3400 Seattle, Washington USA 98101
Auditor Smythe Ratcliffe LLP Chartered Accountants Suite 700 – 355 Burrard Street Vancouver, British Columbia V6C 2G8
Stock Exchange Listings Toronto Stock Exchange Symbol “CDU” NYSE – Alternext US Symbol “CDY” Frankfurt Stock Exchange Symbol “CR5”

CARDERO RESOURCE CORP.

INFORMATION CIRCULAR

(Containing information as at February 18, 2009 unless indicated otherwise)

SOLICITATION OF PROXIES

This Information Circular is furnished in connection with the solicitation of proxies by the management of Cardero Resource Corp. (the “Company”) for use at the Annual General Meeting of shareholders of the Company (and any adjournment thereof) to be held at 2:00 p.m. (Vancouver time) on Thursday, March 26, 2009 at the place and for the purposes set forth in the accompanying Notice of Meeting (the “Meeting”).  While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone by the regular employees of the Company at nominal cost.  All costs of solicitation by management will be borne by the Company.

The contents and the sending of this Information Circular have been approved by the directors of the Company.

PROXY INSTRUCTIONS

The persons named in the accompanying proxy are current directors and/or officers of the Company.  If a shareholder wishes to appoint some other person (who need not be a shareholder) to represent that shareholder at the Meeting the shareholder may do so, either by striking out the printed names and inserting the desired person’s name in the blank space provided in the proxy or by completing another proper proxy and in either case delivering the completed and executed proxy to the Company’s transfer agent, Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, CANADA  M5J 2Y1, not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the time fixed for the Meeting or, with respect to any matter occurring after the reconvening of any adjournment of the Meeting, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of recommencement of such adjourned Meeting.  Proxies delivered after such times will not be accepted.

To be valid, the proxy must be dated and be signed by the shareholder or by a duly appointed attorney for such shareholder, or, if the shareholder is a corporation, it must either be under its common seal or signed by a duly authorized officer.  If a proxy is signed by a person other than the registered shareholder, or by an officer of a registered corporate shareholder, the Chairman of the Meeting may require evidence of the authority of such person to sign before accepting such proxy.

THE SHARES REPRESENTED BY PROXY WILL, ON A POLL, BE VOTED OR WITHHELD FROM VOTING BY THE PROXY HOLDER IN ACCORDANCE WITH THE INSTRUCTIONS OF THE PERSON APPOINTING THE PROXYHOLDER ON ANY BALLOT THAT MAY BE CALLED FOR AND, IF A CHOICE HAS BEEN SPECIFIED WITH RESPECT TO ANY MATTER TO BE ACTED UPON, THE SHARES WILL BE VOTED ACCORDINGLY.

ON A POLL, IF A CHOICE WITH RESPECT TO SUCH MATTERS IS NOT SPECIFIED OR IF BOTH CHOICES HAVE BEEN SPECIFIED, THE PERSON APPOINTED PROXYHOLDER WILL VOTE THE SECURITIES REPRESENTED BY THE PROXY AS RECOMMENDED BY MANAGEMENT (WHICH, IN THE CASE OF THE MEETING, WILL BE IN FAVOUR OF EACH MATTER IDENTIFIED IN THE PROXY AND FOR THE NOMINEES OF MANAGEMENT FOR DIRECTORS AND AUDITORS).

The enclosed proxy, when properly completed and delivered and not revoked, confers discretionary authority upon the person(s) appointed proxyholder(s) thereunder to vote with respect to any amendments or variations of matters identified in the Notice of Meeting and which may properly come before the Meeting.  At the time of the printing of this Information Circular, management knows of no such amendment, variation or other matter which may be presented to the Meeting.

NON-REGISTERED SHAREHOLDERS

Only registered shareholders or duly appointed proxyholders for registered shareholders are permitted to vote at the Meeting.  Most of the shareholders of the Company are “non-registered” shareholders because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares.  More particularly, a person is not a registered shareholder in respect of shares of the Company which are held on behalf of that person (the “Non-Registered Holder”) but which are registered either (a) in the name of an intermediary (the “Intermediary”) that the Non-Registered Holder deals with in respect of the shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSP’s, RRIF’s, RESP’s and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited (“CDS”)) of which the Intermediary is a participant.  In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, the Company has distributed copies of the Notice of Meeting, Information Circular and proxy (collectively referred to as the “Meeting Material”) to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Material to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them.  Very often, Intermediaries will use service companies to forward the Meeting Material to Non-Registered Holders.  Generally, if you are a Non-Registered Holder and you have not waived the right to receive the Meeting Material you will either:

(a)

be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted to the number of shares beneficially owned by you, but which is otherwise not complete.  Because the Intermediary has already signed the proxy, this proxy is not required to be signed by you when submitting it.  In this case, if you wish to submit a proxy you should otherwise properly complete the executed proxy provided and deposit it with the Company’s Registrar and Transfer Agent, Computershare Investor Services Inc., as provided above; or

(b)

more typically, a Non-Registered Holder will be given a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “proxy”, “authorization form” or “voting instruction form”) which the Intermediary must follow.  Typically, the proxy authorization form will consist of a one page pre-printed form.  Sometimes, instead of the one page printed form, the proxy authorization form will consist of a regular printed proxy accompanied by a page of instructions that contains a removable label containing a bar-code and other information.  In order for the proxy to validly constitute a proxy authorization form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the proxy, properly complete and sign the proxy and return it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the shares that they beneficially own.  If you are a Non-Registered Holder and you wish to vote at the Meeting in person as proxyholder for the shares owned by you, you should strike out the names of the management designated proxy holders named in the proxy authorization form and insert your name in the blank space provided (executed by the broker).  In either case, you should carefully follow the instructions of your Intermediary, including when and where the proxy, proxy authorization or voting instruction form is to be delivered.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Other than as disclosed elsewhere in this Information Circular, none of the current directors or executive officers, no proposed nominee for election as a director, none of the persons who have been directors or executive officers since the commencement of the last completed financial year and no associate or affiliate of any of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting, with the exception of the re-approval of the 2002 incentive stock option plan.

VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The authorized capital of the Company consists of an unlimited number of common shares without par value (“common shares”).  As at February 18, 2009, 58,307,847 common shares were issued and outstanding.

Only shareholders of record at the close of business on February 18, 2009 (the “Record Date”), who either personally attend the Meeting or who have completed and delivered a form of proxy in the manner and subject to the provisions described above shall be entitled to vote or to have their common shares voted at the Meeting.

On a show of hands, every individual who is present as a shareholder or as a duly appointed representative of one or more registered corporate shareholders will have one vote, and on a poll every shareholder present in person or represented by a validly appointed proxyholder, and every person who is a duly appointed representative of one or more corporate shareholders, will have one vote for each common share registered in the name of the shareholder on the list of shareholders, which is available for inspection during normal business hours at Computershare Investor Services Inc. and will be available at the Meeting.  Shareholders represented by proxyholders are not entitled to vote on a show of hands.

To the knowledge of the directors and executive officers of the Company, the following are the only persons or companies who beneficially own, directly or indirectly, or exercise control or direction over, common shares carrying more than 10% of the voting rights attached to all outstanding common shares:

Name of Shareholder	Number of Shares	Percentage of Issued and Outstanding
Luxor Capital Group, LP(1)	7,865,380(1)	13.67%

(1)

The foregoing common shares are held by various accounts and funds managed by Luxor Capital Group, LP (“LCG”).  LCG has control, but not ownership, of such common shares.  This information is based upon an Early Warning Report dated August 8, 2008 and filed on SEDAR by LCG.  No further alternative monthly reports have been filed since that date.

FINANCIAL STATEMENTS AND MD&A

The audited financial statements of the Company for the fiscal year ended October 31, 2008, and the accompanying management discussion and analysis, were filed on SEDAR on January 29, 2009 and have been mailed to all registered and beneficial shareholders who had requested them by returning the “Annual/Interim Financial Statement and MD&A Request Form” mailed by the Company as part of its 2008 annual general meeting materials.  If you wish to receive either or both of the annual audited financial statements and interim financial statements and accompanying MD&A for the 2009 fiscal year (which commenced on November 1, 2008), you must complete and return the “Annual/Interim Financial Statement and MD&A Request Form” accompanying this Information Circular.

ELECTION OF DIRECTORS

The Board of Directors presently consists of five directors and the directors have, by resolution, fixed the number of directors of the Company for the time being at five.  Accordingly, there are five directors to be elected for the ensuing year.

The term of office of each of the present directors expires at the Meeting.  The persons named below will be presented for election at the meeting as management’s nominees (each, a “proposed director”) and the persons named in the accompanying form of proxy intend to vote for the election of these nominees.  Management does not contemplate that any of the proposed directors will be unable to serve as a director.  Each director elected will hold office until the next annual general meeting of the Company or until his successor is elected or appointed, unless his office is earlier vacated in accordance with the Articles of the Company, or with the provisions of the Business Corporations Act (British Columbia) (“BCBCA”).

In the following table and notes thereto is stated the name of each proposed director, the province or state and country in which he is ordinarily resident, all offices of the Company now held by him, his principal occupation, the period of time for which he has been a director of the Company, and the number of common shares of the Company beneficially owned by him, directly or indirectly, or over which he exercises control or direction, as at the Record Date.

Name, Province and Country of Residence and Other Positions, if any, held with the Company (1)	Date First Became a Director	Number of Shares Beneficially Owned, Directly or Indirectly(1)
VAN ALPHEN, Hendrik Director, President & Chief Executive Officer British Columbia, Canada	April 19, 1999	1,337,550
TALBOT, Lawrence W. Director, Vice-President & General Counsel British Columbia, Canada	April 17, 2003	100
HARRIS, Leonard(2)(3)(4)(5) Director Colorado, USA	February 25, 2000	15,000
HITZMAN, Murray(2)(5) Director Colorado, USA	January 11, 2006	Nil
FITCH, Stephan(2)(3)(5) Director London, England	May 31, 2006	35,015

NOTES:

(1)

The information as to the province/state and country of residence and number of common shares held, not being within the knowledge of the Company, has been furnished by the respective proposed directors individually.

(2)

Denotes member of Audit Committee.

(3)

Denotes member of the Compensation Committee.

(4)

Denotes member of the Sustainable Development Committee.

(5)

Denotes member of the Corporate Governance and Nominating Committee.

There is no executive committee of the board of directors.

Unless otherwise stated, each of the below-named nominees has held the principal occupation or employment indicated for the past five years (information provided by the respective nominees):

Hendrik Van Alphen (Director, President and Chief Executive Officer) - Mr. Van Alphen has been in the mining business for over 23 years, first as an exploration drilling contractor then as President of Pacific Rim Mining Corp. Mr. Van Alphen laid the foundation for Pacific Rim becoming a successful South American-based resource company.  He was also instrumental in the Company’s entrance into South America.  He has been the President and a director of the Company since 1999.  He is presently also the President (since 2006) and a director of Wealth Minerals Ltd. and a director and the Chairman of International Tower Hill Mines Ltd., both companies listed on the TSXV.

Lawrence W. Talbot (Director, Vice-President & General Counsel) – Mr. Talbot is a mining lawyer with over 23 years experience representing a wide range of clients in the mining industry, from individual prospectors and junior and mid-size explorers and producers through to major mining companies, in both the hard-rock and industrial mineral fields.  He has extensive experience acting for public natural resource companies and providing advice on all aspects of their businesses, including corporate finance, securities and regulatory matters, corporate governance and shareholder issues, and all aspects of corporate acquisitions, takeovers, divestitures and reorganizations.  He is a director and officer of a number of public natural resource companies including Remstar Resources Ltd., Wealth Minerals Ltd. and International Tower Hill Mines Ltd., all of which are listed on the TSXV.  Prior to July 1, 2006 he was a partner in one of Canada’s largest law firms, and now acts as general counsel to a select group of public companies, including the Company.

Leonard Harris (Director) - Mr. Harris is a professional engineer with Metallurgy diploma and 50 years experience in all aspects of mineral processing and mining operations world wide, a significant part of which has been in South America.  Mr. Harris spent 16 years with Cerro de Pasco Corporation before joining Newmont Mining Corporation, where he served as President and General Manager of Newmont Peru Limited and Vice-President and General Manager of Newmont Latin America.  Mr. Harris was General Manager (involved in construction and operation) of the Minera Yanacocha gold mine in Peru.  Since 1995, Mr. Harris has been a consultant and director of several small cap mining companies including Glamis Gold Ltd., Solitario Resources Inc., Alamos Gold Inc., Corriente Resources Inc. and Endeavour Silver Corp.

Murray Hitzman (Director) - Dr. Hitzman received BA degrees in Earth Science and Anthropology from Dartmouth College in 1976, an MS in geology from the University of Washington, Seattle in 1978, and a Ph.D. from Stanford University in 1983.  Dr Hitzman began work in the mining industry with Anaconda in 1976 at the Yerington porphyry copper mine in Nevada and subsequently worked for Anaconda in Alaska from 1977 through 1982.  From 1982 through 1993, Dr. Hitzman worked throughout the world for Chevron Resources Company and initiated and managed base and precious metal exploration projects in Papua New Guinea, Brazil, Spain, Ireland, France, Germany, Italy, Tanzania, Canada, and the United States.  In 1990 he discovered the Lisheen zinc-lead-silver deposit in Ireland.  From 1990 though 1993, Dr. Hitzman was manager of the Lisheen project, guiding it through exploration and pre-feasibility, including engineering and environmental studies.  In 1993, Dr. Hitzman was named Geological Society of America Congressional Fellow and served from September, 1993 to August, 1994, on the staff of U.S. Senator Joseph Lieberman (D - CT) working on natural resource and environmental issues.  Dr. Hitzman was named Executive Branch Fellow by the American Association for the Advancement for Science/Sloan Foundation during 1994.  As the Executive Branch Fellow he served as a senior policy analyst in the White House Office of Science and Technology Policy from September, 1994 through March, 1996 specializing in natural resource, environmental, and geoscience issues.  In June, 1996, Dr. Hitzman became the Charles F. Fogarty Professor of Economic Geology at the Colorado School of Mines, and in 2000 was named Head of the Department of Geology and Geological Engineering at the Colorado School of Mines (he stepped down as such in August, 2007).  He is currently also a director of Pachamama Resources Ltd., TEAL Exploration and Mining Incorporated, and Mansfield Minerals Inc.

Stephan Fitch (Director) – Mr. Fitch is a co-founder and a managing director of the London based International Asset Group, Ltd. (IAGL), a private company which specializes in international merchant banking activities.  He has been involved in a broad range of international corporate finance/investment banking activities for over 18 years specializing primarily in start up, venture capital and small-capitalized public companies.  Prior to joining IAGL, Mr. Fitch was co-founder and Executive Vice President of New World Capital, Inc.  New World was established in 1992 and was involved in corporate finance and investment banking activities throughout Europe and the US.  Prior to joining New World, Mr. Fitch co-founded, in 1986, Somerset Partners Ltd., a Denver based partnership specializing in M & A activities.  From 1984 to 1986, Mr. Fitch worked as an assistant research analyst for Cambridge Research and Management Group, a registered commodities trading advisor, based in Century City, California.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

1.

No proposed director is, as at the date of this Information Circular, or has been within ten years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company (including the Company) that:

(a)

was subject to an order that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)

was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

For the purposes hereof, the term “order” means:

(a)

a cease trade order;

(b)

an order similar to a cease trade order; or

(c)

an order that denied the relevant company access to any exemption under securities legislation,

that was in effect for a period of more than 30 consecutive days.

2.

No proposed director:

(a)

is, as at the date of this Information Circular, or has been within the ten years before the date of this Information Circular, a director or executive officer of any company (including the Company) that, while such person was acting in such capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold its assets; or

(b)

has, within ten years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or has a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

3.

No proposed director has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)

any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in deciding whether to vote for a proposed director.

STATEMENT OF EXECUTIVE COMPENSATION

For the purpose of this Information Circular:

“Board” means the board of directors of the Company;

“Chief Executive Officer” or “CEO” means each individual who served as chief executive officer or acted in a similar capacity during the most recently completed financial year;

“Chief Financial Officer” or “CFO” means each individual who served as chief financial officer or acted in a similar capacity during the most recently completed financial year;

“executive officer” means an individual who is:

(a)

a chair, vice-chair or president,

(b)

 a vice-president in charge of a principal business unit, division or function including, sales, finance or production, or

(c)

performing a policy-making function in respect of the Company;

“long-term incentive plan” or “LTIP” means a plan providing compensation intended to motivate performance over a period greater than one financial year.  LTIPs do not include option or SAR plans or plans for compensation through shares or units that are subject to restrictions on resale;

“Named Executive Officers” or “NEO’s” means the following individuals:

(a)

each CEO;

(b)

each CFO;

(c)

each of the three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers at the end of the most recently completed financial year and whose total salary and bonus exceeds CAD 150,000; and

(d)

any additional individuals for whom disclosure would have been provided under (c) except that the individual was not serving as an officer at the end of the most recently completed financial year-end;

“options” includes all options, share purchase warrants and rights granted by the Company or subsidiary of the Company as compensation for employment services or office.  An extension of an option or replacement grant is a grant of a new option.  Also, options includes any grants made to a NEO by a third party or a non-subsidiary affiliate in respect of services provided to the Company or a subsidiary of the Company;

“plan” includes, but is not limited to, any arrangement, whether or not set forth in any formal document and whether or not applicable to only one individual, under which cash, securities, options, SARs, phantom stock, warrants, convertible securities, shares or units that are subject to restrictions on resale, performance units and performance shares, or similar instruments may be received or purchased.  It excludes the Canada Pension Plan, similar government plans and group life, health, hospitalization, medical reimbursement and relocation plans that are available generally to all salaried employees (for example) and do not discriminate in scope, terms or operation in favour of executive officers or directors;

“stock appreciation right” or “SAR” means a right, granted by the Company or any of its subsidiaries as compensation for employment services or office to receive cash or an issue or transfer of securities based wholly or in part on changes in the trading price of the Company’s securities.

Named Executive Officers

Summary Compensation Table

The Company is required to disclose the compensation of each of its Named Executive Officers in place during the fiscal year ended October 31, 2008 for each of the Company’s three most recently completed financial years.  During the fiscal year ended October 31, 2008, the Company had two Named Executive Officers, being Hendrik Van Alphen, the President and Chief Executive Officer and Michael W. Kinley, the Chief Financial Officer.

The following table sets forth the compensation awarded, paid to or earned by the Company’s Named Executive Officers during the financial years ended October 31, 2008, 2007, and 2006.  See also “Termination of Employment, Change in Responsibilities and Employment Contracts”.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Fiscal Year(1)	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Under Options/ SARs Granted (#)	Restricted Shares or Restricted Share Units ($)	LTIP Payouts ($)	All Other Compensation
Henk Van Alphen President & CEO	2008 2007 2006	180,000 180,000 180,000	Nil Nil Nil	Nil Nil Nil	575,000/0 337,500/0 350,000/0	Nil Nil Nil	Nil Nil Nil	$Nil $Nil $Nil
Michael W. Kinley CFO	2008 2007 2006	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	50,000/0 200,000/0 50,000/0	Nil Nil Nil	Nil Nil Nil	$90,000(2) $90,000(2) $75,000(2)

(1)

Fiscal years ended October 31.

(2)

Fees paid to Winslow Associates Management & Communications Inc., a company controlled by Mr. Kinley, for financial consulting services.

Long-Term Incentive Plans – Awards Table

The Company has not granted any LTIP’s during the past financial year.

Option/SAR Grants

The Company has not granted any SAR’s to NEO’s during the financial year ended October 31, 2008.

During the financial year ended May 31, 2008, the following incentive stock options were granted to the NEO’s:

Name	Securities Under Options/SARs Granted (#)	% of Total Options Granted to Employees in Fiscal Year (1)	Exercise or Base Price ($/Security) (2)	Market Value of Securities Underlying Options/SARs on Date of Grant ($/Security(3))	Expiration Date
Hendrik Van Alphen	200,000 300,000 75,000	15.54%	$1.50 $2.04 $2.18	$1.50/N/A $2.17/N/A $2.10/N/A	Jan. 16, 2010 Jul. 21, 2010 Aug. 8, 2010
Michael W. Kinley	50,000	1.35%	$2.18	$2.10/N/A	Aug. 8, 2010

(1)

Percentage of all of the Company’s incentive stock options granted during the fiscal year ended October 31, 2008 (3,700,000 total).

(2)

The exercise price of the stock options is set by the directors in their discretion, provided that such price may not be less than the higher of the closing price of the common shares of the Company on the Toronto Stock Exchange (the “TSX”) for the trading day immediately preceding the date of grant and the “volume weighted average trading price” (calculated by dividing the total value by the total volume of common shares traded on the TSX during the relevant period) of the common shares on the TSX for the five trading days immediately before the date of grant.  The exercise price may only be adjusted in the event that certain specified events cause dilution of the Company’s share capital or by the Board with the consent of the TSX in accordance with applicable TSX policies (including, in the case of insiders, disinterested shareholder approval).

(3)

The market value of the common shares of the Company on the date of grant is the price at which the Company’s shares closed for trading on the TSX on the date of grant of the options.

The following table sets forth details of all exercises of stock options during the last financial year ended October 31, 2008, by the Named Executive Officers and the financial year-end value of unexercised options on an aggregated basis:

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)(1)	Unexercised Options at Financial Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Financial Year-End ($)(2) Exercisable/ Unexercisable
Hendrik Van Alphen	187,500	$Nil	725,000/Nil	$31,500/Nil
Michael W. Kinley	50,000	$53,500	250,000/Nil	$30,000/Nil

(1)

Calculated using the closing price of the Company’s common shares on the TSX on the date of exercise less the exercise price multiplied by the number of shares acquired.

(2)

Value using the closing price of common shares of the Company on the TSX on October 31, 2008, being the last trading day of the Company’s shares for the financial year, of $1.62 per share, less the exercise price per share.

Option and SAR Repricings

No stock options held by the Named Executive Officers were repriced during the last financial year.

Defined Benefit or Actuarial Plan Disclosure

The Company does not provide retirement benefits for directors or executive officers.

Termination of Employment, Change in Responsibilities and Employment Contracts

The Company has no plans or arrangements in respect of remuneration received or that may be received by a Named Executive Officer in the Company’s most recently completed financial year or current financial year in respect of compensating such officer in the event of termination of employment (as a result of resignation, retirement, change of control, etc.) or a change in responsibilities following a change of control, except as follows:

1.

The Company has entered into an agreement dated January 1, 2009 with Hendrik Van Alphen, pursuant to which Mr. Van Alphen will continue to be employed by the Company as its President and Chief Executive Officer on a part-time basis (75% of his working time) at a salary of CAD 180,000/year.  The Company paid Mr. Van Alphen CAD 180,000 (2007 – CAD 180,000) during the fiscal year ended October 31, 2008.  Pursuant to such employment agreement, Mr. Van Alphen is entitled to certain compensation in the event of termination of his employment (voluntary or otherwise) as a result of a change in control in the Company or a change in his responsibilities following a change in control of the Company, or if he is subject to constructive dismissal as follows:

In the event of the occurrence of any of the following events:

  a change in control of the Company (being the acquisition of voting shares constituting 20% of the then outstanding voting shares by any person or group of persons acting in concert)
  the sale of all of the Company’s assets where there is no intention to acquire new mineral projects or there is an intention to pursue a business other than the exploration and development of mineral projects a merger of the Company in which existing shareholders receive less than 50% of the share capital of the merged entity a change in a majority of the incumbent directors of the Company or the appointment of new directors constituting a majority of the then board of directors an event of constructive dismissal occurs (including ceasing to be a director other than as a result of voluntary resignation, a demotion of his position, a diminishment of his responsibilities in a matter of substance, a material reduction in his pay or benefits or his forced relocation)

Mr. Van Alphen may, except in the case of constructive dismissal, at any time during the period commencing 30 days after such event and ending one year after such event, and in the case of constructive dismissal, at any time within 120 days after the occurrence of such event, resign from employment with the Company.  In such event, he is then entitled to receive an amount equal to one and one-half times an amount equal to his then annual base salary plus the amount of the last bonus paid to him (if any) plus the amount of vacation pay otherwise payable for the next ensuing 12-month period.  In addition, he will be entitled to reimbursement of outplacement and financial counselling services up to CAD 50,000 and a continuation of his then existing employee benefits for a period of one year after termination or until he sooner finds alternate employment that provides reasonably comparable benefits.

Composition of the Compensation Committee

The Company’s Compensation Committee is presently comprised of two independent directors, being Leonard Harris (Chair) and Stephan Fitch.  No member of the Compensation Committee:

1.

is, or was during the most recently completed fiscal year of the Company, an officer or employee of the Company;

2.

is a former officer or employee of the Company;

3.

has, or has had, any relationship that requires disclosure by the Company under the sections entitled “Indebtedness of Directors or Executive Officers” or “Interest of Informed Persons in Material Transactions” of this Information Circular other than as is set out under “Interest of Informed Persons in Material transactions”; or

4.

was an executive officer of the Company and also served as a director or member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another issuer, one of whose executive officers served either:

(a)

on the Compensation Committee of the Company; or

(b)

as a director of the Company.

The Board has adopted a written charter for the Compensation Committee, effective December 16, 2004.  There is no written position description for the Chair of the Compensation Committee.  However, as a general statement, the Chair is responsible for setting the tone for the committee work, ensuring that members have the information needed to do their jobs, overseeing the logistics of the committee’s operations, reporting to the Board on the committee’s decisions and recommendations and setting the agenda for the meetings of the committee.

The Compensation Committee is responsible for assisting the Board in monitoring, reviewing and approving compensation policies and practises of the Company and its subsidiaries and administering the Company’s Incentive Stock Option Plan.  With regard to the CEO, the Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the CEO’s performance in light of those goals and objectives and making recommendations to the Board with respect to the Chief Executive Officer’s compensation level based on this evaluation.  In consultation with the CEO, the Compensation Committee makes recommendations to the Board on the framework of executive remuneration and its cost and on specific remuneration packages for each of the directors and officers other than the CEO, including recommendations regarding awards under share compensation plans.  The Compensation Committee also reviews executive compensation disclosure before the Company publicly discloses the information.  During the most recently completed financial year, the Compensation Committee did not meet in person.  The Compensation Committee’s decisions are reflected in consent resolutions.

The Compensation Committee has the authority to engage and compensate, at the expense of the Company, any outside advisor that it determines to be necessary to permit it to carry out its duties (including compensation consultants and advisers), but it did not retain any such outside consultants or advisors during the fiscal year ended October 31, 2008.

Report on Executive Compensation

General

The executive officers of the Company are compensated in a manner consistent with their respective contributions to the overall benefit of the Company, and in line with the criteria set out below.

Executive compensation is based on a combination of factors, including a comparative review of information provided to the Compensation Committee by compensation consultants, recruitment agencies and auditors as well as historical precedent.  In addition, pursuant to the employment agreements in place for the President and Chief Executive Officer, the Vice-President, Exploration, the Vice-President, Business Development and the Vice-President and General Counsel, the Compensation Committee is to consider, on a yearly basis and within 120 days of each fiscal year end, the performance of the executive officer during the relevant fiscal year, the rate of inflation, the performance of the Company and of its common shares, the services anticipated to be provided by the executive officer over the next fiscal year, the comparable salaries for such position in the then current marketplace in which the Company operates, the existing and projected financial status of the Company and any other factors it determines to be relevant.  In the case of a mineral exploration company such as the Company, the ability to determine and carry out generative programs based on new geological theories or concepts in previously unexplored areas, the ability to source and secure promising mineral properties and to successfully negotiate for the option, joint venture or sale, when appropriate, of the Company’s interest in its mineral properties, the ability to plan and carry out appropriate exploration and development activities on the Company’s mineral properties and raise the necessary capital to carry out such activities and otherwise maintain the Company’s ongoing activities, the ability to ensure compliance by the Company with applicable regulatory requirements and the ability to carry on business in a sustainable manner are considered by the Compensation Committee to be of primary importance in assessing the performance of its executive officers.

The foregoing criteria are used to assess the appropriate compensation level for the Company’s Chief Executive Officer and other executive officers.

Executive Compensation Program

The executive compensation program formulated by the Compensation Committee is designed to encourage, compensate and reward senior management of the Company on the basis of individual and corporate performance, both in the short term and the long term, while at the same time being mindful of the responsibility that the Company has to its shareholders.

The base salaries of senior management of the Company are set at levels which are competitive with the base salaries paid by companies of comparable or similar size within the mining industry, thereby enabling the Company to compete for and retain executives critical to the long term success of the Company.  Initially, salaries and benefits are set through negotiation when an executive officer joins the Company (with direct input from the Compensation Committee) and are subsequently reviewed each fiscal year to determine if adjustments are required.  The Company also has an appropriate benefit program in place, including medical and dental benefits and basic life insurance, which applies to all permanent employees (full and part-time), as it believes that such a plan is an important consideration in attracting the necessary personnel.

The incentive compensation, consisting primarily of the awarding of stock options, is directly tied to the performance of both the individual and the Company.  Share ownership opportunities are provided to align the interests of senior management of the Company with the longer-term interests of the shareholders of the Company.  Generally, the Compensation Committee believes that incentive stock options should not be granted for longer than two years, except in exceptional circumstances.  The Compensation Committee does not view share appreciation rights (SAR’s), restricted stock units, securities purchase programs or long term incentive programs (other than incentive stock options) or pension plans as appropriate components of compensation programs for junior resource companies such as the Company.  Accordingly, no such elements are included in the Company’s compensation program.

In general, the Compensation Committee considers that its compensation program should be relatively simple in concept and that its focus should be balanced between reasonable annual compensation (base salaries in line with current industry standards) and longer term compensation tied to performance of the Company as a whole (incentive compensation in the form of stock options).

Base Salaries

The level of the base salary for each employee of the Company, within a specified range, is determined by the level of responsibility and the importance of the position to the Company, within competitive industry ranges.  The Compensation Committee, in consultation with the CEO, makes recommendations to the Board regarding the base salaries and bonuses (if any) for senior management and employees of the Company other than the CEO.  The Compensation Committee is responsible for recommending the salary level of the CEO to the Board for approval (which must be by a vote of a majority of the independent directors).

Bonus

The CEO presents recommendations to the Compensation Committee with respect to bonuses to be awarded to the members of senior management (other than himself) and to the other employees of the Company (if any).  The Compensation Committee evaluates each member of senior management of the Company in terms of their performance and the performance of the Company.  The Compensation Committee then makes a determination of the bonuses, if any, to be awarded to each member of senior management (including the CEO), and recommends such determination to the Board.  No bonuses were recommended by the CEO with respect to senior management, or by the Compensation Committee in respect of the CEO, with respect to the fiscal year ended October 31, 2008.

The CEO has discretion to award bonuses to employees other than senior management based on the contribution they have made to the Company during the year.  No bonuses were awarded by the CEO in respect of the fiscal year ended October 31, 2008.

Incentive Stock Option Plan

The Company’s Incentive 2002 Stock Option Plan is administered by the Compensation Committee, and is intended to advance the interests of the Company through the motivation, attraction and retention of key employees, officers and directors of the Company and subsidiaries of the Company and to secure for the Company and its shareholders the benefits inherent in the ownership of common shares of the Company by key employees, officers, directors and consultants of the Company and subsidiaries of the Company.  Grants of options under the Incentive Stock Option Plan are proposed/recommended by the CEO, and reviewed by the Compensation Committee.  The Compensation Committee can approve or reject any proposed grants, in whole or in part.  The resulting option grant (if any) is then submitted to the full Board for approval.  Please see “Securities Authorized for Issuance under Equity Compensation Plans” and “Approval of Amended 2002 Incentive Stock Option Plan” for a summary of the Company’s 2002 Incentive Stock Option Plan.  During the fiscal year ended October 31, 2008, the Compensation Committee approved all recommendations for the grant of incentive stock options proposed by the CEO (a total of 3,700,000 incentive options), of which an aggregate of 825,000 (22.29%) were granted to executive officers and an aggregate of 550,000 (14.86%) were granted to the independent directors).

Compensation of the CEO

The process for the setting of the compensation of the CEO of the Company is the same as for the other members of senior management of the Company.  The CEO’s performance is evaluated by the Compensation Committee relative to various objectives set for him and the Company, as noted above.  For the fiscal year ended October 31, 2008, the Compensation Committee did not recommend any increases in the base salary of either the CEO or any other executive officer.

The foregoing report has been furnished by Leonard Harris, Chair of the Compensation Committee, as of February 18, 2009.

Performance Graph

The following chart compares the total cumulative shareholder return on CAD 100 invested in common shares of the Company on October 31, 2003 with the cumulative total returns of the S&P/TSX Composite Index for the five most recently completed financial years:

	2003	2004	2005	2006	2007	2008
Cardero (CDU)	100	154	140	87	84	72
S&P/TSX Composite	100	129	133	158	188	125

Compensation of Directors

Except as noted below, the Company has no arrangements, standard or otherwise, pursuant to which directors are compensated by the Company for their services in their capacity as directors, or for committee participation, involvement in special assignments or for services as a consultant or expert during the fiscal year ended October 31, 2008.

Effective June 1, 2008, the Compensation Committee recommended, and the Board approved, the payment of annual retainer and meeting fees to the independent directors of the Company, in recognition of the fact that service as a director in an active resource exploration company such as the Company requires a significant commitment of time and effort, as well as the assumption of increasing liability.  Independent directors receive a monthly retainer fee of CAD 2,000 (CAD 24,000 per annum), plus an additional fee of CAD 500 per Board or Board committee meeting attended in person or by conference telephone.  There is no additional compensation paid with respect to committee membership.  In addition, the Company reimburses directors for their out-of-pocket costs incurred in attending board meetings.  During the fiscal year ended October 31, 2008, each of Messrs. Harris, Hitzman and Fitch were paid or accrued aggregate director’s fees of CAD 10,000.  Messrs. Van Alphen and Talbot do not receive director’s fees.

Except as noted below, none of the Company’s current directors who are not NEOs have received any manner of compensation for services provided in their capacity as directors, consultants or experts during the Company’s most recently completed financial year.

The Company entered into a retainer agreement dated July 1, 2006 with Lawrence W. Talbot Law Corporation (“LWTLC”), a law firm in which a director and the Vice-President and General Counsel is a shareholder, pursuant to which LWTLC agreed to provide legal services to the Company.  Pursuant to the retainer agreement, the Company agreed to pay LWTLC a minimum annual retainer of $100,000 (plus applicable taxes and disbursements).  The retainer agreement may be terminated by LWTLC on reasonable notice, and by the Company on one year’s notice (or payment of one year’s retainer in lieu of notice).  On May 1, 2007, the July 1, 2006 retainer agreement was replaced with a new retainer agreement, with is the same as the previous retainer agreement in all material respects, except that the minimum annual retainer has been reduced to $82,500.  During the fiscal year ended October 31, 2008, the Company paid LWTLC $92,589.82 for professional services (including fees, disbursements and taxes).

Directors who are not NEO’s are also eligible to receive incentive stock options.  The following stock options were granted during the last financial year ended October 31, 2008 to the directors of the Company who were not NEOs:

Name	Securities Under Option	Exercise Price (CAD) (1)	Percent(2)	Market Value of Securities Underlying Options on Date of Grant (CAD) (3)	Expiration Date
Lawrence Talbot	100,000 150,000	2.04 2.18	2.70 4.05	2.17 2.10	July 21, 2010 August 8, 2010
Leonard Harris	100,000 50,000	2.04 2.18	2.70 1.35	2.17 2.10	July 21, 2010 August 8, 2010
Murray Hitzman	200,000	2.18	5.40	2.10	August 8, 2010
Stephan Fitch	200,000	2.18	5.40	2.10	August 8, 2010

(1)

The exercise price of the stock options is set by the directors in their discretion, provided that such price may not be less than the higher of the closing price of the common shares of the Company on the TSX for the trading day immediately preceding the date of grant and the “volume weighted average trading price” (calculated by dividing the total value by the total volume of common shares traded on the TSX during the relevant period) of the common shares on the TSX for the five trading days immediately before the date of grant.  The exercise price may only be adjusted in the event that certain specified events cause dilution of the Company’s share capital or by the Board with the consent of the TSX in accordance with applicable TSX policies (including, in the case of insiders, disinterested shareholder approval).

(2)

Percentage of all of the Company’s incentive stock options granted during the fiscal year ended October 31, 2008.

(3)

The market value of the common shares of the Company on the date of grant is the price at which the Company’s shares closed for trading on the TSX on the date of grant of the options.

The following table sets forth details of all exercises of stock options during the last financial year ended October 31, 2008, by directors who are not NEOs, as a group, and the financial year-end value of unexercised stock options on an aggregated basis:

Aggregated Option Exercises in Last Financial Year and Financial Year-End Option Values
of Directors Who are Not Named Executive Officers (as a group)

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)(1)	Unexercised Options at Financial Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Financial Year-End ($)(2) Exercisable/ Unexercisable
Directors who are not Named Executive Officers (4)	155,000	97,200	1,050,000/Nil	$37,500/Nil

(1)

Calculated using the closing price of the Company’s common shares on the TSX on the date of exercise less the exercise price multiplied by the number of shares acquired.

(2)

Value using the closing price of common shares of the Company on the TSX on October 31, 2008, being the last trading day of the Company’s shares for the financial year, of $1.62 per share, less the exercise price per share.

AUDIT COMMITTEE

Under National Instrument 52-110 – Audit Committees (“NI 52-110”), companies are required to provide certain disclosure with respect to their audit committee, including the text of the audit committee’s charter, the composition of the audit committee and the fees paid to the external auditor, in their Annual Information Form.  This information with respect to the Company is provided in Item 17 and Schedule “A” of the Company’s 2009 Annual Information Form dated January 28, 2009.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

National Instrument 58-101 – Disclosure of Corporate Governance Practices requires full and complete annual disclosure of an issuer’s corporate governance practices in Form 58-101F1.  The Company’s approach to corporate governance, with reference to the Corporate Governance Guidelines contained in National Policy 58-201, is provided in Schedule “A”.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Table of Equity Compensation Plan Information

The following table provides information regarding the Company’s equity compensation plans which were in effect during the past financial year:

Plan Category	# of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	# of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (1)
Equity Compensation Plans Approved By Shareholders(2)	5,687,500	CAD 1.93	90,784
Equity Compensation Plans Not Approved By Shareholders(1)	None	N/A	N/A
Total(1):	5,687,500	CAD 1.93	90,784

(1)

As at October 31, 2008, being the Company’s last completed financial year.

(2)

The only equity compensation plan of the Company is the 2002 Incentive Stock Option Plan.

Incentive Stock Option Plan

On November 28, 2002, the Company adopted a “rolling” stock option plan reserving a maximum of 10% of the issued common shares of the Company at the time of any stock option grant.  The 2002 incentive stock option plan was subsequently amended on September 17, 2003 to conform to then current policies of the TSX Venture Exchange and on August 4, 2006 to comply with the current policies of the TSX as required upon the listing of the common shares of the TSX on July 5, 2006.  The 2002 incentive stock option plan, as amended (the “Existing Plan”), was accepted for filing by the TSX upon the listing of the common shares on the TSX.

In accordance with TSX policies, the Existing Plan is required to be re-approved by the shareholders every three years.  Accordingly, the Existing Plan will be submitted to shareholders at the Meeting for approval.  On February 24, 2009, the Board resolved to amend, subject to shareholder approval and acceptance for filing by the TSX, the Existing Plan in order to include provisions which permit, in certain circumstances, amendments to the Existing Plan, and any options granted thereunder, without shareholder approval.  Assuming that the shareholders re-approve the Existing Plan, shareholder approval to the amendments to the Existing Plan will then be sought.  For details of the proposed amendments to the Existing Plan, see “Particulars of Matters to be Acted Upon – Approval of 2002 Incentive Stock Option Plan and Proposed Amendments”.

The Company has no other form of compensation plan under which equity securities of the Company are authorized for issuance to employees or non-employees in exchange for consideration in the form of goods and services.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

At no time during the financial year ended October 31, 2008, was any director, executive officer, employee, proposed management nominee for election as a director of the Company, or any associate of any such director, executive officer, or proposed management nominee of the Company, or any former director, executive officer or employee of the Company or any of its subsidiaries, indebted to the Company or any of its subsidiaries or indebted to another entity where such indebtedness is or has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries, other than routine indebtedness.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth elsewhere in this Information Circular or set forth below, no informed person of the Company, proposed director of the Company, or any associate of affiliate of any informed person or proposed director has had any material interest, direct or indirect, in:

(a)

any transaction since November 1, 2007 (being the commencement of the Company’s last completed financial year); or

(b)

any proposed transaction,

which materially affected or would materially affect the Company or any of its subsidiaries.

As defined in National Instrument 51-102, “informed person” means:

(a)

a director or executive officer of a reporting issuer;

(b)

a director or executive officer of a person or company that is itself an informed person or subsidiary of a reporting issuer;

(c)

any person or company who beneficially owns, directly or indirectly, voting securities of a reporting issuer or who exercises control or direction over voting securities of a reporting issuer or a combination of both carrying more than 10% of the voting rights attached to all outstanding voting securities of the reporting issuer other than voting securities held by the person or company as underwriter in the course of a distribution; and

(d)

a reporting issuer that has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

During the financial year ended October 31, 2008, the Company identified the Caucasian Region (consisting of Republics of Georgia, Armenia and Azerbaijan, the north-east region of Turkey and certain divisions, republics and territories in Russia) as a significantly underexplored region held the potential for significant to world class base and precious metal porphyry and epithermal deposits, particularly the Republic of Georgia where the Georgian Government is seeking to put in place a new mining law and promote the exploitation of the country’s mineral resources.  Accordingly, pursuant to a Memorandum of Understanding dated August 8, 2008 (but effective as and from April 25, 2008) between the Company and International Minerals and Mines Ltd., a private Gibraltar company headquartered in London (“IMM”), the Company has the right to acquire up to a 30% interest in IMM Gold Limited (“IMMG”), a subsidiary of IMM which is presently engaged in reconnaissance exploration programs in the Caucasian Region.  The Company is the manager of the exploration programs on behalf of IMMG.  Although work has been ongoing since April, 2008, and a number of prospective areas have been identified, no properties have yet been acquired by IMMG.  Stephan Fitch, a director of the Company, is a director and significant shareholder of a private company which is the major shareholder (67%) of IMM.  The Company may acquire an initial 15% interest in IMMG by issuing to IMM up to 750,000 common shares, consisting of an initial 500,000 Common Shares (issued on November 24, 2008, at which time the Company received 123,530 ordinary shares of IMMG, representing a 15% interest) plus up to 250,000 additional Common Shares such that if, on November 24, 2009, the volume weighted average trading price for the Common Shares on the TSX for the five trading days immediately prior to such date (“Final VWAP”) is less than $1.83, the Company will issue to IMM such number of additional Common Shares (up to a maximum of 250,000 Common Shares) as is equal to the difference between the $1.83 and the Final VWAP, multiplied by 500,000 and divided by the Final VWAP.  The Company has the option to acquire an additional 15% of IMMG by issuing an additional 1,000,000 shares to IMM on or before December 31, 2009.

APPOINTMENT OF AUDITOR

The Audit Committee of the Company has recommended to the Board that the Company propose Messrs. Smythe Ratcliffe LLP, Chartered Accountants, the incumbent auditors, to the shareholders for re-election as the Company’s auditors.  Accordingly, unless such authority is withheld, the persons named in the accompanying proxy intend to vote for the reappointment of Smythe Ratcliffe LLP, Chartered Accountants, as auditors of the Company for the financial year ending October 31, 2009 and to authorize the directors to fix their remuneration.  Smythe Ratcliffe LLP were first appointed auditors of the Company on October 7, 2002.

MANAGEMENT CONTRACTS

The management functions of the Company are primarily performed by the executive officers of the Company, and not to any substantial degree by any other person with whom the Company has contracted.

PARTICULARS OF MATTERS TO BE ACTED UPON

Approval of Amended 2002 Incentive Stock Option Plan

Background

On November 28, 2002, the Company adopted a “rolling” stock option plan reserving, for the grant of incentive stock options, a maximum number of common shares equal to 10% of the issued common shares of the Company at the time of any stock option grant.  The 2002 incentive stock option plan was subsequently amended on September 17, 2003 to conform to then current policies of the TSX Venture Exchange and on August 4, 2006 to comply with the current policies of the TSX as required upon the listing of the common shares of the TSX on July 5, 2006.  The 2002 incentive stock option plan, as amended (the “Existing Plan”), was accepted for filing by the TSX upon the listing of the common shares on the TSX.  In accordance with TSX policies, the Existing Plan is required to be re-approved by the shareholders every three years.

On February 24, 2009, the Board resolved to amend the Existing Plan, subject to the acceptance for filing thereof by the TSX and the approval of the Company’s shareholders, in order to reflect, among other things, certain new provisions in the TSX rules in relation to share compensation plans.  Specifically, the amendments revise the Plan to incorporate (i) a mechanism for extending the term of an option to take into account a blackout period which is in effect at or near the expiry date of the option and (ii) the specific conditions under which the Board may amend the Plan (including specifying which amendments will require shareholder approval), together with certain “housekeeping” amendments.  Assuming that the Existing Plan is approved, the amendments (“Amendments”) to the Existing Plan (the Existing Plan as amended, being referred to as the “Amended 2002 Plan”) will then be submitted to shareholders at the Meeting for approval.  A copy of the Amended 2002 Plan, showing the changes from the Existing Plan, is attached as Schedule “B” to this Information Circular.

Purpose of the Existing Plan and Amended 2002 Plan

The Existing Plan (and the Amended 2002 Plan, if the Amendments are approved by the shareholders at the Meeting) is intended as an incentive to enable the Company to attract and retain qualified directors, officers, employees and consultants of the Company and its Affiliates, promote a proprietary interest in the Company and its Affiliates among its employees, officers, directors and consultants, and stimulate the active interest of such persons in the development and financial success of the Company and its Affiliates.

General Description of the Existing Plan and Amended 2002 Plan

The Existing Plan (and the Amended 2002 Plan, if the Amendments are approved by the shareholders at the Meeting) is administered by the Compensation Committee of the Board.  The following is a brief description of the Existing Plan, which description is qualified in its entirety by the Existing Plan.  The Amended 2002 Plan is substantially similar to the Existing Plan, except where noted below.

1.

Options may be granted to Employees, Senior Officers, Directors, Non-Employee Directors, Management Company Employees, and Consultants (all as defined in the Existing Plan/Amended 2002 Plan) of the Company and its Affiliates who are, in the opinion of the Compensation Committee, in a position to contribute to the success of the Company or any of its Affiliates.  Options are granted by the Board upon the recommendations of the Compensation Committee.

2.

The aggregate number of common shares that may be made issuable pursuant to options granted under the Amended 2002 Plan, unless otherwise approved by shareholders, may not exceed that number which is equal to 10% of the shares of the Company issued and outstanding at the time of a particular grant.  For greater certainty, in the event options are exercised, expire or otherwise terminate, the Company may grant an equivalent number of new options under the Existing Plan/Amended 2002 Plan and the Company may continue to grant additional options under the Existing Plan/Amended 2002 Plan as its issued capital increases, even after the Existing Plan/Amended 2002 Plan has received regulatory and shareholder approval.

3.

The number of shares subject to each option will be determined by the Compensation Committee at the time of grant, provided that the aggregate number of shares reserved for issuance pursuant to options granted under the Amended 2002 Plan or other share compensation arrangements of the Company for issuance to:

(a)

insiders may not exceed 10% of the issued shares of the Company; and

(b)

insiders within a one year period may not exceed 10% of the issued shares of the Company,

in each case calculated as at the date of grant of the option, including all other shares under option to such person at that time.  Subject to the overall 10% limit described in 2 above, and the limitations on options to insiders as set forth above, there is no maximum limit on the number of options which may be granted to any one person.

4.

The exercise price of an option will be set by the Compensation Committee in their discretion, but such price will not be less than the greater of:

(a)

the closing price of the Company’s common shares on the TSX on the day prior to the option grant; and

(b)

the “volume weighted average trading price” (calculated by dividing the total value by the total volume of common shares traded on the TSX during the relevant period) of the common shares on the TSX for the five trading days immediately before the date of grant.

5.

Options may be exercisable for a period of up to ten years from the date of grant.  Neither the Existing Plan nor the Amended 2002 Plan contain any specific provisions with respect to the causes of cessation of entitlement of any optionee to exercise his option, provided, however, that the Board may, at the time of grant, determine that an option will terminate within a fixed period (which is shorter than the option term) upon the ceasing of the optionee to be an eligible optionee or upon the death of the optionee, provided that, in the case of the death of the optionee, an option will be exercisable only within one year from the date of the optionee’s death.

6.

Under the Amended 2002 Plan, notwithstanding the expiry date of an option set by the Board, the expiry date will be adjusted without being subject to the discretion of the Board or the Committee to take into account any blackout period imposed on the optionee by the Company.  If the expiry date falls within a blackout period, then the expiry date will be the close of business on the tenth business day after the end of such blackout period.  Alternatively, if the expiry date falls within two business days after the end of such a blackout period, then the expiry date will be the difference between 10 business days reduced by the number of business days between the expiry date and the end of such blackout period.  Under the Existing Plan, there is no provision for extension during a blackout period.

7.

Neither the Existing Plan nor the Amended 2002 Plan provide for any specific vesting periods.  The Compensation Committee may determine when any option will become exercisable and any applicable vesting periods, and may determine that an option shall be exercisable in instalments.

8.

On the occurrence of a takeover bid, issuer bid or going private transaction, the Board has the right to accelerate the date on which any option becomes exercisable and may, if permitted by applicable legislation, permit an option to be exercised conditional upon the tendering of the common shares thereby issued to such bid and the completion of, and consequent taking up of such common shares under, such bid or going private transaction.

9.

Options are non-assignable, and may, during his/her lifetime, only be exercised by the optionee.

10.

The exercise price per optioned share under an option may be reduced, at the discretion of the Compensation Committee, if:

(a)

at least six months has elapsed since the later of the date such option was granted and the date the exercise price for such option was last amended; and

(b)

disinterested shareholder approval is obtained for any reduction in the exercise price under an option held by an insider of the Company.

11.

The present policy of the Board is not to provide any financial assistance to any optionee in connection with the exercise of any option.

12.

The present policy of the Board is not to transform an option granted under either the Existing Plan or the Amended 2002 Plan into a stock appreciation right.

13.

If there is any change in the number of common shares of the Company outstanding through any declaration of a stock dividend or any consolidation, subdivision or reclassification of the common shares, the number of shares available under either the Existing Plan or the Amended 2002 Plan, the shares subject to any granted stock option and the exercise price thereof will be adjusted proportionately, subject to any approval required by the TSX.  If the Company amalgamates, merges or enters into a plan of arrangement with or into another corporation, and the Company is not the surviving or acquiring corporation, then, on any subsequent exercise of such option, the optionee will receive such securities, property or cash which the optionee would have received upon such reorganization if the optionee had exercised his or her option immediately prior to the record date.

14.

The Amended 2002 Plan provides that, subject to the policies, rules and regulations of any lawful authority having jurisdiction (including the TSX), the Board may, at any time, without further action or approval by the shareholders of the Company, amend the Amended 2002 Plan or any option granted under the Amended 2002 Plan in such respects as it may consider advisable and, without limiting the generality of the foregoing, it may do so to:

(a)

ensure that the options granted under the Amended 2002 Plan will comply with any provisions respecting stock options in tax and other laws in force in any country or jurisdiction of which a optionee to whom an option has been granted may from time to time be resident or a citizen;

(b)

make amendments of an administrative nature;

(c)

change vesting provisions of an option or the Amended 2002 Plan;

(d)

change termination provisions of an option provided that the expiry date does not extend beyond the original expiry date;

(e)

reduce the exercise price of an option for an optionee who is not an insider;

(f)

make any amendments required to comply with applicable laws or TSX requirements; and

(g)

make any other amendments which are accepted for filing by the TSX.

Any other amendments to the Amended 2002 Plan will require approval of the shareholders.

The foregoing provisions as to amendments to the Amended 2002 Plan requiring shareholder approval or not have been expanded from what was included in the Existing Plan.

The Amended 2002 Plan has been accepted for filing by the TSX, subject to the approval thereof by the shareholders at the Meeting.

Outstanding Options

As at February 18, 2009, there are incentive stock options outstanding under the Existing Plan to purchase an aggregate of 5,600,000 common shares, representing 96.04% of the available options, and 9.60% of the issued capital, as at that date, all of which would be governed by the Amended 2002 Plan (assuming approval of the Amendments).  As at February 18, 2009, a total of 5,830,784 options (representing 10% of the outstanding capital as at that date) are permitted to be granted under the Existing Plan and, if approved by the shareholders, under the Amended 2002 Plan, and therefore an additional 230,784 options (representing 0.40% of the outstanding capital as at that date) are available for grant under the Existing Plan and, if approved by the shareholders, the Amended 2002 Plan, as at that date.  There were no amendments to the terms of any previously granted options during the financial year ended October 31, 2008.

Shareholder Approvals

The shareholders of the Company will be asked to pass the following ordinary resolutions, in substantially the following forms, re-approving the Existing Plan and, if the Existing Plan is re-approved, approving the Amendments through the approval of the Amended 2002 Plan.

Required Three Year Re-approval of Existing Plan

“RESOLVED, AS AN ORDINARY RESOLUTION, THAT:

1.

the Company’s 2002 incentive stock option plan (“Existing Plan”) of the Company be and is hereby approved, ratified and confirmed;

2.

the Company be and is hereby authorized to grant stock options pursuant to the terms and conditions of the Existing Plan equal in number up to an aggregate fixed percentage of 10% of the issued capital of the Company at the time of grant of any stock option from time to time, and all unallocated stock options issuable pursuant to the Existing Plan be and are hereby specifically authorized and approved until March 26, 2012; and

3.

the Existing Plan shall require re-approval by the shareholders on or before March 26, 2012 in order to remain effective past that date.

The Board considers that the ability to grant incentive stock options is an important component of its compensation strategy and is necessary to enable the Company to attract and retain qualified directors, officers, employees and consultants.  The Board therefore recommends that shareholders vote “For” the resolution re-approving the Company’s 2002 Incentive Stock Option Plan.  If the Existing Plan is not re-approved by the shareholders, existing options will not be affected, but the Company will not be entitled to grant additional options, and exercised, expired or terminated options will not be available for re-grant.

Approval of Amendments to Existing Plan

RESOLVED, AS AN ORDINARY RESOLUTION, THAT:

1.

the amendments to the Company’s 2002 incentive stock option plan (“Existing Plan”), as more fully set forth in the Company’s information circular dated February 18, 2009 and reflected in Schedule “C” to such circular (the “Amendments”), as adopted by the Board of Directors of the Company on February 24, 2009 subject to shareholder approval and TSX acceptance, be and are hereby approved, ratified and confirmed;

2.

the Company be and is hereby authorized to grant stock options pursuant to the terms and conditions of the Existing Plan, as amended by the Amendments (the “Amended 2002 Plan”), equal in number up to an aggregate fixed percentage of 10% of the issued capital of the Company at the time of grant of any stock option from time to time, and all unallocated stock options issuable pursuant to the Amended 2002 Plan be and are hereby specifically authorized and approved until March 26, 2012;

3.

the Amended 2002 Plan shall become effective on the date of approval by the shareholders and shall require re-approval on or before March 26, 2012 in order to remain effective past that date;

4.

on the effective date, the Amended 2002 Plan shall supersede and replace the Existing Plan and all outstanding stock options granted under the Existing Plan shall be rolled over into and be subject to the terms and conditions of the Amended 2002 Plan; and

5.

the directors of the Company are hereby authorized to make such amendments to the Amended 2002 Plan as the directors of the Company may, in their sole discretion, determine are necessary, desirable or useful to the extent permitted under the Amended 2002 Plan, including, without limiting the generality thereof, authority, from time to time, to make amendments to the Amended 2002 Plan without the approval of or further authority from the shareholders of the Company as permitted in the Amended 2002 Plan.

The Board considers that the amendments to the Existing Plan are appropriate and in line with the requirements of the TSX with respect to the ability of the Board to amend the Company’s incentive stock option plan without shareholder approval and the extension of option periods to deal with expiries during blackout periods.  The amendments will not permit the Directors to amend the provisions of the Company’s incentive plan, or of any specific option, in circumstances where the rules of the TSX require shareholder approval.  The Board therefore recommends that shareholders vote “For” the resolution approving the proposed amendments to the Company’s 2002 Incentive Stock Option Plan.

ANY OTHER MATTERS

Management of the Company knows of no matters to come before the meeting other than those referred to in the Notice of Meeting accompanying this Information Circular.  However, if any other matters properly come before the meeting, it is the intention of the persons named in the form of proxy accompanying this Information Circular to vote the same in accordance with their best judgment of such matters.

ADDITIONAL INFORMATION

Additional information regarding the Company and its business activities is available on the SEDAR website located at www.sedar.com  under “Company Profiles – Cardero Resource Corp.”.  The Company’s financial information is provided in the Company’s comparative financial statements and related management discussion and analysis for its most recently completed financial year and may be viewed on the SEDAR website at the location noted above.  Shareholders of the Company may request copies of the Company’s Annual Information Form dated January 28, 2009 and financial statements and related management discussion and analysis for the fiscal year ended October 31, 2008 by contacting the Vice-President and General Counsel of the Company by mail at Suite 1920 – 1188 West Georgia Street, Vancouver, British Columbia, Canada V6E 4A2.

SCHEDULE “A”

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Corporate governance relates to the activities of the Board, the members of which are elected by and are accountable to the shareholders, and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day-to-day management of the Company.  The Board is committed to sound corporate governance practices that are both in the interest of its shareholders and contribute to effective and efficient decision making.  National Policy 58-201 Corporate Governance Guidelines (“NP 58-201”) establishes corporate governance guidelines that apply to all public companies.  The Company has reviewed its own corporate governance practices in light of these guidelines.  In certain cases, the Company’s practices comply with the guidelines, however, the Board considers that some of the guidelines are not suitable for the Company at its current stage of development and therefore these guidelines have not been adopted.  National Instrument 58-101 (“NI 58-101”) mandates disclosure of corporate governance practices for non-Venture Issuers in Form 58-101F1, which disclosure is set out below.

Board of Directors

The Board is currently composed of five (5) directors.  All of the proposed nominees for election as a director at the 2009 Annual General Meeting are current directors of the Company.  NP 58-201 suggests that the board of directors of every listed company should be constituted with a majority of individuals who qualify as “independent” directors under National Instrument 52-110 Audit Committees (“NI 52-110”), which provides that a director is independent if he or she has no direct or indirect “material relationship” with the Company.  “Material relationship” is defined as a relationship that could, in the view of a company’s board of directors, reasonably interfere with the exercise of a director’s independent judgment.  Of the proposed nominees, two (2), being Hendrik Van Alphen, the President and Chief Executive Officer, and Lawrence W. Talbot, the Vice-President and General Counsel, are “inside” or management directors and, accordingly are not considered by the Board to be “independent”.  The three (3) remaining current directors are considered by the Board to be “independent”, within the meaning of NI 52-110.

The following directors and proposed directors of the Company are directors of other reporting issuers (as at February 18, 2009):

Name of Director	Other Reporting Issuers	Canadian Exchange
Lawrence W. Talbot	Remstar Resources Ltd.	TSXV
Hendrik Van Alphen	Wealth Minerals Ltd. International Tower Hill Mines Ltd.	TSXV TSXV
Leonard Harris

Alamos Gold Inc.
Canarc Resource Corp.
Endeavour Silver Corp.
Solitario Exploration & Royalty Corp.
Sulliden Exploration Inc.
IMA Exploration Inc.
Indico Resources Limited
Golden Arrow Resources Corporation
Pediment Exploration Ltd.
Castle Gold Corporation

TSX TSX TSXV TSX TSXV TSXV TSXV TSXV TSXV TSXV
Murray W. Hitzman	Mansfield Minerals Ltd. TEAL Exploration & Mining Incorporated Pachamama Resources Ltd.	TSXV TSX TSXV
Stephan Fitch	None	N/A

The Company does not currently have a Chairman of the Board and, given the current size of the Board, does not consider that a Chairman is necessary.  The Board will give consideration to appointing an “independent” member as Chairman at such time as it believes that such a position is required.  The Board does not, and does not consider it necessary to, have any formal structures or procedures in place to ensure that the Board can function independently of management.  The Board believes that its current composition, in which only two of five directors are members of management, is sufficient to ensure that the Board can function independently of management.  The independent directors exercise their responsibilities for independent oversight of management, and are provided with leadership, through their majority position on the Board and ability to meet independently of the non-independent directors and management whenever deemed necessary by any independent director.  The independent directors do not have regularly scheduled meeting in the absence of the non-independent directors and management, but can do so on an ad hoc basis, at the expense of the Company, as they see fit.  The independent directors met as a group, without the non-independent directors or management being present, once during the fiscal year ended October 31, 2008.

Each member of the Board understands that he is entitled, at the cost of the Company, to seek the advice of an independent expert if he reasonably considers it warranted under the circumstances.  No director chose to do so during the fiscal year ended October 31, 2008.

During the fiscal year ended October 31, 2008, there were two formal Board meetings.  All of the directors, other than Murray Hitzman (who was in the field and unavailable in person or by telephone) were present (in person or by telephone) at both meetings.  The majority of the decisions of the Board, and of its committees, are reflected in consent resolutions.

Mandate of the Board

The Board has not adopted a written mandate.  The mandate of the Board, as prescribed by the Business Corporations Act (British Columbia), is to manage or supervise the management of the business and affairs of the Company and to act with a view to the best interests of the Company.  In doing so, the Board oversees the management of the Company’s affairs directly and through the operation of its standing committees.  In fulfilling its mandate, the Board, among other matters, is responsible for reviewing and approving the Company’s overall business strategies and its annual business plan, reviewing and approving the annual corporate budget and forecast, reviewing and approving significant capital investments outside the approved budget; reviewing major strategic initiatives to ensure that the Company’s proposed actions accord with its stated shareholder objectives; reviewing succession planning; assessing management’s performance against approved business plans and industry standards; reviewing and approving the financial statements, reports and other disclosure issued to shareholders; ensuring the effective operation of the Board; and safeguarding shareholders’ equity interests through the optimum utilization of the Company’s capital resources.  The Board also takes responsibility for identifying the principal risks of the Company’s business and for ensuring these risks are effectively monitored and mitigated to the extent reasonably practicable.  At this stage of the Company’s development, the Board does not believe it is necessary to adopt a written mandate, as sufficient guidance is found in the applicable corporate legislation and regulatory policies.

In keeping with its overall responsibility for the stewardship of the Company, the Board is responsible for the integrity of the Company’s internal control and management information systems (primarily through the Audit Committee) and for the Company’s policies respecting corporate disclosure and communications.

Position Descriptions

The Board has not developed a written position for the Chairman of the Board (as it does not currently have one), for the Chairmen of any of its standing committees, or for the CEO.  To date, given the size of the Company and its stage of development, the Board does not believe that formal written position descriptions of the position of the Chairman of the Board, of the Chairman of each standing committee and for the CEO are required, and that good business practices and the common law provide guidance as to what is expected of each of such positions.

The general duties of the CEO are as set forth in the existing employment agreement between the CEO and the Company, which were developed by the Board, in consultation with the CEO, at the time the agreement was entered into, and set forth the expectations of the role and position to be fulfilled by the CEO.  Pursuant to the employment agreement, the Company (acting through the Board) has the ability to modify such duties as required, but it has not found it necessary to do so.

Orientation and Continuing Education

Board turnover is relatively rare and, with the exception of Mr. Murray W. Hitzman and Mr. Stephan Fitch, the current directors have been with the Company for at least 5 years and two have been with the Company for 7+ years.  As a result, the Board provides ad hoc orientation for new directors.  New directors are briefed on strategic plans, short, medium and long term corporate objectives, the Company’s current mineral properties and ongoing exploration programs, business risks and mitigation strategies, corporate governance guidelines and existing company policies.  However, there is no formal orientation for new members of the Board, and this is considered to be appropriate, given the Company’s size and current level of operations, and the low Board turnover.  If the growth of the Company’s operations and/or increased board turnover warrants it, the Board would consider implementing a formal orientation process.

The skills and knowledge of the Board of Directors as a whole is such that no formal continuing education process is currently deemed required.  The Board is comprised of individuals with varying backgrounds, who have, both collectively and individually, extensive experience in running and managing public companies in the natural resource sector, and several directors are also director of other resource companies.  Board members are encouraged to communicate with management, auditors and technical consultants to keep themselves current with industry trends and developments and changes in legislation, with management’s assistance.  The Company will pay the reasonable costs of attendance by directors at continuing education courses and seminars with respect to corporate governance, directors’ duties and obligations and similar matters.  Board members have full access to the Company’s records.  Reference is made to the heading “Election of Directors” for a description of the current principal occupations of the members of the Board.

Ethical Business Conduct

The Board expects management to operate the business of the Company in a manner that enhances shareholder value and is consistent with the highest level of integrity.  Management is expected to execute the Company’s business plan and to meet performance goals and objectives according to the highest ethical standards.  To this end, in December 2004 the Board adopted a “Code of Business Conduct and Ethics” for its directors, officers and employees and, in appropriate cases, consultants.  The Code was updated by the Board in September 2006.  Interested shareholders may obtain a copy at www.sedar.com.  Pursuant to the Code, the Company has appointed its Vice-President and General Counsel to serve as the Company’s Ethics Officer to ensure adherence to the Code, reporting directly to the Board.  Training in the Code is included in the orientation of new employees and, to ensure familiarity with the Code, directors, officers and employees are asked to read the Code and sign a Compliance Certificate annually.  Directors, officers and employees are required to report any known violations of the Code to the Vice-President and General Counsel or the Chairman of the Audit Committee or, alternately, to the Company’s outside U.S. or Canadian counsel.

There have not been, since the beginning of the Company’s most recent fiscal year, any material change reports filed that pertain to any conduct of a director or executive officer that constitutes a departure from the Code.

In addition to the provisions of the Code, directors and senior officers are bound by the provisions of the Company’s Articles and the Business Corporation Act (British Columbia) which set forth how any conflicts of interest are to be dealt with.  In particular, any director who has a material interest in a particular transaction is required to disclose such interest and to refrain from voting with respect to the approval of any such transaction.

In December, 2004, the Board also adopted a “Share Trading Policy”, which prescribes rules with respect to trading in securities of the Company where there is any undisclosed material information or a pending material development.  Strict compliance with the provisions of this policy is required, with a view to enhancing investor confidence in the Company’s securities and contributing to ethical business conduct by the Company’s personnel.

In May, 2007, the Board also created a Sustainable Development Committee in order to reflect the Company’s continuing commitment to improving the environment and ensuring that its activities are carried out in a safe, sustainable and environmentally sound manner (see “Other Board Committees” below).

Nomination of Directors

The Corporate Governance and Nominating Committee (“CGNC”) of the Board (which is composed solely of independent directors) is responsible for reviewing proposals for new nominees to the Board, and conducting such background reviews, assessments, interviews and other procedures as it believes necessary to ascertain the suitability of a particular nominee.  The selection of potential nominees for review by the CGNC are generally the result of recruitment efforts by the individual Board members, including both formal and informal discussions among Board members and with the CEO, and are usually based upon the desire to have a specific set of skills or expertise included on the Board.  The appointment of new directors (either to fill vacancies or to add additional directors as permitted by applicable corporate legislation) or the nomination for election as a director of a person not currently a director by the shareholders at an annual general meeting is carried out by the Board, based on the recommendation of the CGNC.

Details with respect to the mandate and powers of the CGNC are given below under “Other Board Committees”.

Compensation

See “Compensation Committee”, “Report of the Compensation Committee” and “Compensation of Directors” for details on the Company’s Compensation Committee and the committee’s approach to the compensation of directors.

Other Board Committees

Committees of the Board are an integral part of the Company’s governance structure.  At the present time, the Board has the following standing committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Sustainable Development Committee.

Disclosure with respect to the Audit Committee, as required by NI 52-110, is contained in Item 17 and Schedule “A” of the Company’s 2009 Annual Information Form dated January 28, 2009, and with respect to the Compensation Committee is contained in the information circular to which this Schedule “A” is attached under the heading “Compensation Committee”.  Details of the composition and function of the remaining standing committees of the Board is as follows:

Sustainable Development Committee (“SDC”)

Leonard Harris (Chair)
Murray Hitzman

The SDC is composed solely of independent directors and has a written charter.  The overall purpose of the SDC is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s continuing commitment to improving the environment and ensuring that its activities are carried out, and that its facilities are operated and maintained, in a safe and environmentally sound manner and reflect the ideals and principles of sustainable development.  The primary function of the SDC is to monitor, review and provide oversight with respect to the Company’s policies, standards, accountabilities and programs relative to health, safety, community relations and environmental-related matters.  The SDC will also advise the Board and make recommendations for the Board’s consideration regarding health, safety, community relations and environmental-related issues.

Corporate Governance & Nominating Committee (“CGNC”)

Stephan Fitch (Chair)
Leonard Harris

The CGNC is composed solely of independent directors and has a written charter.  The role of the CGNC is to (1) develop and monitor the effectiveness of the Company’s system of corporate governance; (2) establish procedures for the identification of new nominees to the Board and lead the candidate selection process; (3) develop and implement orientation procedures for new directors; (4) assess the effectiveness of directors, the Board and the various committees of the Board; (5) ensure appropriate corporate governance and the proper delineation of the roles, duties and responsibilities of management, the Board and its committees; and (6) assist the Board in setting the objectives of the CEO and evaluating the performance of the CEO.

Assessments

The Board has traditionally monitored, but not formally assessed, its performance or the performance of individual directors or committee members or their contributions.  The CGNC has, as part of its mandate, the responsibility for producing reports with respect to performance evaluations of the CEO, the Board as a whole, the individual committees of the Board and individual directors, on an annual basis.  The NCG Committee is in the process of determining the appropriate processes for such evaluations, and is reviewing the processes adopted by similar sized public natural resource companies in order to assist it in this regard.